Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Northern Oil and Gas, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid Equity	Common Stock, par value $0.001, underlying warrants	457(g)	1,939,998 shares	$28.30	$54,901,943.40	0.0000927	$5,089.42
Fees to Be Paid Equity	Warrants to purchase common stock(3)	457(g)	1,939,998 warrants	—	—	—	—
Total Offering Amounts					$54,901,943.40		$5,089.42
	Net Fee Due						$5,089.42

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminable number of shares of common stock as may be issuable from time to time as a result of stock splits, stock dividends, capitalizations or similar events.

(2)

Estimated solely for the purposes of computing the registration fee in accordance with Rule 457(c) and 457(g) under the Securities Act, based upon the higher of (i) $28.30, the price at which the warrants may be exercised, and (ii) $22.94, the average of the high and low prices of the registrant’s common stock on the New York Stock Exchange on February 25, 2022 (a date within five business days prior to the filing of this Registration Statement).

(3)	Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the warrants and the entire fee is allocated to the underlying common stock.